AMENDMENT NO. 3
TO THE
INVESTMENT SUB-ADVISORY AGREEMENT


       This AMENDMENT NO. 3 to the
INVESTMENT SUB-ADVISORY AGREEMENT
(Amendment) is dated as of August 8, 2016, by and between THE VARIABLE ANNUITY LIFE
INSURANCE COMPANY, a Texas life insurer (the
Adviser), and BLACKROCK INVESTMENT
MANAGEMENT, LLC, a Delaware limited liability company (the Subadviser).

WITNESSETH:

       WHEREAS, the Adviser and VALIC Company
I, a Maryland corporation (the Company), have entered into an Investment Advisory and Management
Agreement dated as of January 1, 2002 (the Advisory
Agreement) pursuant to which the Adviser has agreed to provide investment management, advisory and administrative services to the Company; and

	WHEREAS, the Company is registered under the Investment Company Act of 1940, as amended (the
Act), as an open-end management investment company; and

       WHEREAS, the Adviser and the Subadviser are parties to an Investment Sub-Advisory Agreement dated
March 5, 2007, as amended from time to time (the
Subadvisory Agreement), pursuant to which the Subadviser furnishes investment advisory services to the investment series of the Company, as listed on Schedule
A to the Subadvisory Agreement; and

	WHEREAS, the Adviser and the Subadviser
wish to amend and restate Schedule A to the Subadvisory Agreement as attached hereto.

       NOW, THEREFORE, the parties hereby agree as follows:

       1.	Schedule A to the Subadvisory
Agreement is hereby amended and restated as attached hereto.

       2.	This Amendment may be executed in
two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument.

       3.	Except as expressly supplemented,
amended or consented to hereby, all of the representations, warranties, terms, covenants, and conditions of the Subadvisory Agreement shall remain unchanged and shall continue to be in full force and effect.

       4.	Capitalized terms used but not defined
herein shall have the meanings assigned to them in the Subadvisory Agreement.

       [Remainder of Page Intentionally Left Blank]


IN WITNESS WHEREOF, the parties have
caused their respective duly authorized officers to execute this Amendment as of the date first above written.

THE VARIABLE ANNUITY LIFE INSURANCE COMPANY



By: /s/ Thomas M. Ward
	Name:	Thomas M. Ward
	Title:	Vice President - Investments


BLACKROCK INVESTMENT MANAGEMENT,
LLC



By: /s/ James Mullery
	Name:	James Mullery
	Title:	Managing Director



SCHEDULE A

Effective August 8, 2016

SUB-ADVISER shall manage all or a portion of the assets of the following Covered Fund(s) and shall be compensated on that portion as follows:

Covered Fund
Fee


Core Equity Fund
0.350% on the first $250 million
0.325% on the next $250 million
0.300% on the next $500 million
0.275% thereafter

Dividend Value Fund
0.325% on the first $250 million
0.300% on the next $250 million
0.275% on the next $500 million
0.250% thereafter